As filed with the Securities and Exchange Commission on April 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0487526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter F. Van Camp

Chief Executive Officer

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

Scott C. Dettmer

Brett A. Pletcher

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

(650) 321-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.0001	2,500,000 shares	$29.42	$73,550,000	$9,318.79

(1)	The price of $29.42 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on April 20, 2004, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 22, 2004

2,500,000 Shares

EQUINIX, INC.

Common Stock

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “ RISK FACTORS” STARTING ON PAGE 1.

The selling stockholders listed on page 15 are offering and selling 2,500,000 shares of our common stock under this prospectus. On June 5, 2003, Equinix sold Series A-2 convertible secured notes to the selling stockholders. The shares being offered by the selling stockholders were acquired from Equinix by the selling stockholders upon conversion of the Series A-2 convertible secured notes into shares of our common stock.

The selling stockholders may offer their Equinix stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

Our common stock is traded on The Nasdaq National Market under the symbol “EQIX.” On April 20 2004, the closing bid price of the common stock on The Nasdaq National Market was $28.60 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May             , 2004

i

RISK FACTORS

In addition to the other information in this report, the following risk factors should be considered carefully in evaluating our business and us:

Risks Related to Our Business

We have a limited operating history and we face challenges typically experienced by early-stage companies.

We were founded in June 1998 and did not recognize any revenue until November 1999. In October 2002, we entered into agreements to consummate a series of related acquisition and financing transactions. These transactions closed on December 31, 2002. Under the terms of these agreements, we combined our business with two similar businesses, that of i-STT Pte Ltd, or i-STT, and Pihana Pacific, Inc., or Pihana. We refer to this transaction as the combination. i-STT was founded in January 2000 and did not recognize any revenue until May 2000. Pihana was founded in June 1999 and did not recognize any revenue until June 2000. We expect that we will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving international markets, such as our ability to generate cash flow, hire, train and retain sufficient operational and technical talent, and implement our plan with minimal delays. We may not successfully address any or all of these challenges and our failure to do so would seriously harm our business plan and operating results, and affect our ability to raise additional funds.

Equinix’s, i-STT’s and Pihana’s businesses have incurred substantial losses in the past, may continue to incur additional losses in the future and will not be profitable until the combined company reverses this trend.

For the year ended December 31, 2003, the combined company incurred losses of $84.2 million. Until the quarter ended September 30, 2003, the combined company did not generate cash from operations. There can be no guarantee that the combined company will become profitable and the combined company may continue to incur additional losses. Even if the combined company achieves profitability, given the competitive and evolving nature of the industry in which it operates, the combined company may not be able to sustain or increase profitability on a quarterly or annual basis.

We expect our operating results to fluctuate.

Equinix has experienced fluctuations in its results of operations on a quarterly and annual basis. The fluctuation in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	acquisition of additional IBX hubs;

•	demand for space and services at our IBX hubs;

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	competition in the markets;

•	conditions related to international operations;

•	the operating costs attributable to our real and personal property tax obligations related to our IBX hubs;

•	potential impairment charges on our long-lived assets including property and equipment and goodwill if certain of our IBX hub markets do not meet performance expectations;

•	the timing and magnitude of operating expenses, capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets; and

•	the cost and availability of adequate public utilities, including power.

Any of the foregoing factors, or other factors discussed elsewhere in this offering memorandum, could have a material adverse effect on our business, results of operations, and financial condition. Although the combined company has experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that the combined company may never generate net income on a quarterly or annual basis. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of the combined company’s future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

Our inability to use our tax net operating losses will cause us to pay taxes at an earlier date and in greater amounts which may harm our operating results.

We believe that our ability to use our tax net operating losses, or NOLs, in any taxable year is subject to limitation under Section 382 of the Code as a result of the significant change in the ownership of our stock that resulted from the combination. We expect that almost all of our NOLs accrued prior to December 31, 2002 will expire unused as a result of this limitation. In addition to the limitations on NOL carryforward utilization described above, we believe that Section 382 of the Code will also significantly limit our ability to use the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, to the extent that such depreciation, amortization and losses reflect unrealized depreciation that was inherent in such assets as of the date of the combination. These limitations will cause us to pay taxes at an earlier date and in greater amounts than would occur absent such limitations.

If we cannot effectively integrate and manage international operations, our revenues may not increase and our business and results of operations would be harmed.

In 2002, our sales outside North America represented less than 1% of our revenues, i-STT’s sales outside North America represented approximately 100% of its revenues and Pihana’s sales outside North America represented approximately 45% of its revenues. For the year ended December 31, 2003, the combined company recognized 15% of its revenues outside North America. We anticipate that, for the foreseeable future, approximately 15% of the combined company’s revenues will be derived from sources outside North America. Our management team is comprised primarily of Equinix executives before the combination, some of whom have had limited or no experience overseeing international operations.

To date, the neutrality of the Equinix IBX hubs and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our recently acquired IBX hubs, in Singapore in particular, the limited number of carriers available diminishes that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in that market.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of Equinix’s revenues and costs have been denominated in U.S. dollars, the majority of i-STT’s revenues and costs have been denominated in Singapore dollars and the majority of Pihana’s revenues and costs have been denominated in U.S. dollars, Japanese yen and Australian, Hong Kong and Singapore dollars. Although the combined company may undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, it does not currently intend to eliminate all foreign currency transaction exposure. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products more expensive in local currencies. Our international operations are generally subject to a number of additional risks, including:

•	costs of customizing IBX hubs for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with governmental regulation with which we have little experience.

We may make acquisitions, which pose integration and other risks, that could harm our business.

We may seek to acquire additional IBX centers, complementary businesses, products, services and technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of our stock to pay for the acquired business, product, service or technology, which will dilute existing stockholders’ ownership interest in the combined company and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired businesses or achieve the level of quality in such businesses to which our customers are accustomed;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired businesses; and

•	the possible loss or reduction in value of acquired businesses.

On October 27, 2003, we announced that we signed an agreement to sublease Sprint’s E|Solutions Internet Center in Santa Clara and acquire certain related assets. Such sublease went into effect on December 1, 2003. In negotiating this transaction we were only able to conduct limited due diligence and received limited representations and warranties. If the subleased facility and acquired assets are not in the condition we believe them to be in, we may be required to incur substantial additional costs to repair the acquired facility and related assets. If incurred, these costs could materially adversely affect our business, financial condition and results of operations.

We cannot assure you that we would successfully overcome these risks or any other problems encountered with these acquisitions.

STT Communications holds a substantial portion of our stock and has significant influence over matters requiring stockholder consent.

As of December 31, 2003, STT Communications owned approximately 28.5% of our outstanding voting stock. In addition, STT Communications is not prohibited from buying shares of our stock in public or private transactions. Because of the diffuse ownership of our stock, STT Communications has significant influence over matters requiring our stockholder approval. Following the expiration on December 31, 2004 of restrictions on STT Communications preventing it from converting its convertible secured notes and warrants into more than

40% of our voting stock, STT Communications may own more than 40% of our voting stock. As a result, STT Communications will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us. STT also has a right of first offer which entitles them to participate in an offering of our equity securities, or securities convertible into our equity securities, to maintain their ownership percentage prior to such offering.

We may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us in the combination agreement.

We agreed to a covenant in the combination agreement (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that at all times from and after the closing of the combination until such time as neither STT Communications nor its affiliates hold our capital stock or debt securities (or the capital stock received upon conversion of the debt securities) received by STT Communications in connection with the consummation of the transactions contemplated in the combination agreement, none of our capital stock issued to STT Communications would constitute “United States real property interests” within the meaning of Section 897(c) of the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the U.S., and (c) any other assets held by us which are used or held for use in our trade or business. Given that we currently own significant amounts of “United States real property interests,” we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, pursuant to the FIRPTA covenant we may be forced to take commercially reasonable proactive steps to ensure our compliance with the FIRPTA covenant, including, but not limited to, (a) a sale-leaseback transaction with respect to all real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (this reorganization would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange). We will only be required to take these actions if such actions are commercially reasonable for Equinix or our stockholders.

Our non-U.S. customers include numerous related parties of i-STT.

In the past, a substantial portion of i-STT’s financing, as well as its revenues, has been derived from its affiliates, including STT Communications. We continue to have contractual and other business relationships and may engage in material transactions with affiliates of STT Communications. Circumstances may arise in which the interests of STT Communications’ affiliates may conflict with the interests of our other stockholders. In addition, Singapore Technologies Pte Ltd, the parent company of STT Communications, makes investments in various companies; it has invested in the past, and may invest in the future, in entities that compete with us. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any conflicts of interest will be resolved in our favor.

A significant number of shares of our capital stock have been issued during 2002 and 2003 and may be sold in the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

We issued a large number of shares of our capital stock to the former Pihana stockholders, STT Communications, and holders of our senior notes in connection with the combination, financing and senior note exchange, to Crosslink Capital, Inc. and its affiliates, or collectively, Crosslink, in connection with Crosslink’s purchase of our Series A-2 convertible secured notes, and to the public and STT Communications in connection with our recent follow-on equity offering. The shares of common stock issued in the senior note exchange are currently freely tradeable. The shares of common stock issued in connection with the combination have been registered for resale as of June 30, 2003 and the shares of common stock issued upon exercise of the warrants issued in connection with the Crosslink financing have been registered for resale as of September 22, 2003. The shares sold to the public and STT Communications in connection with our recent follow-on equity offering are freely tradeable by the public, subject, in the case of STT Communications, to compliance with Rule 144 resale restrictions applicable to affiliates. Subject to the restrictions described in our proxy statement dated December 12, 2002, the convertible secured notes and warrants issued in connection with the financing are immediately convertible or exercisable into shares of common stock and the underlying shares of common stock may be registered for resale. The 2,500,000 shares of common stock being registered on this registration statement were issued upon conversion of the convertible secured notes issued in the Crosslink financing. Sales of a substantial number of shares of our common stock by these parties within any narrow period of time could cause our stock price to fall. In addition, the issuance of the additional shares of our common stock as a result of these transactions will reduce our earnings per share, if any. This dilution could reduce the market price of our common stock unless and until we achieve revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. We cannot assure you that we will achieve revenue growth, cost savings or other business economies.

A significant number of our shares may be sold into the public market if STT Communications defaults on its credit facility which could cause the market price of our common stock to drop significantly.

STT Communications currently holds our common stock or holds securities convertible into shares of our common stock totaling 9,465,521 shares. STT Communications has pledged to its lenders its ownership interest in the majority of its secured notes and warrants purchased in the financing and its common and preferred stock issued in the combination as collateral for its secured credit facility. If STT Communications defaults on its credit facility, the stock, warrants and secured notes owned by STT Communications could be transferred to its lenders or sold to third parties. In the event of default, the new owner of the secured notes and warrants could convert them into our common stock and sell them, along with the common stock, into the public market. Sales of a substantial number of shares of our common stock by these parties within any narrow period of time could cause our stock price to fall. In addition, the issuance of the additional shares of our common stock as a result of these transactions will reduce our earnings per share, if any.

We depend on a number of third parties to provide Internet connectivity to our IBX hubs; if connectivity is interrupted or terminated, our operating results and cash flow will be materially adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX hubs is critical to our ability to attract new customers. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results.

We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to build facilities from their locations to our IBX hubs. Carriers will likely evaluate the revenue opportunity of an IBX hub based on the assumption that the environment will be highly competitive. We cannot assure you that any carrier will elect to offer its services within our IBX hubs or that once a carrier has decided to provide Internet connectivity to our IBX hubs that it will continue to do so for any period of time.

The construction required to connect multiple carrier facilities to our IBX hubs is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our IBX hubs does not occur or is materially delayed or is discontinued, our operating results and cash flow will be adversely affected. Further, many carriers are experiencing business difficulties. As a result, some carriers may be forced to terminate connectivity within our IBX hubs.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect customers’ IBX infrastructure and customers’ equipment located in our IBX hubs. The services we provide are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide the combined company’s resale products.

Problems at one or more of our IBX hubs, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers. As a result, service interruptions or significant equipment damage in our IBX hubs could result in service level commitments to these customers. In the past, a limited number of our customers have experienced temporary losses of power and failure of our services levels on products such as bandwidth connectivity. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations, particularly in the early stage of our development, could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the U.S., Asia and elsewhere, some of which may have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

A portion of the managed services business we acquired in the combination involves the processing and storage of confidential customer information. Inappropriate use of those services could jeopardize the security of customers’ confidential information causing losses of data or financially impacting us or our customers. Efforts to alleviate problems caused by computer viruses or other inappropriate uses or security breaches may lead to interruptions, delays or cessation of our managed services.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service will not be available for several hours, thus impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

Our IBX hubs are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages caused by these shortages such as those that occurred in California during 2001 and in the Northeast in 2003, and limitations, especially internationally, of adequate power resources. The overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers. We attempt to limit exposure to system downtime by using backup generators and power supplies. Power outages, which last beyond our backup and alternative power arrangements, could harm our customers and our business.

We resell products and services of third parties that may require us to pay for such services even if our customers fail to pay us for the services which may have a negative impact on our operating results.

In order to provide resale services such as bandwidth, managed services, backup and recovery services and other network management services, we will contract with third party service providers. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance and operating results.

IBM accounts for a significant portion of our revenues, and the loss of IBM as a customer could significantly harm our business, financial condition and results of operations.

For the year ended December 31, 2003, IBM accounted for 15% of our revenue and as of December 31, 2003 accounted for 11% of our accounts receivable. For the year ended December 31, 2002, IBM accounted for 20% of our revenue and as of December 31, 2002 accounted for 15% of our accounts receivable. We expect that IBM will continue to account for a significant portion of our revenue for the foreseeable future, although we expect revenues received from IBM to decline as a percentage of our total revenues as we add new customers in our IBX hubs. If we lose IBM as a customer, our business, financial condition and results of operations could be adversely affected.

We may not be able to compete successfully against current and future competitors.

Our IBX hubs and other products and services must be able to differentiate themselves from existing providers of space and services for telecommunications companies, web hosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Likewise, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas where we have IBX hubs. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX hubs. We believe our neutrality provides us with an advantage over these competitors. However, if these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be materially adversely affected.

We may also face competition from persons seeking to replicate our IBX concept by building new centers or converting existing centers that some of our competitors are in the process of divesting. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in peering arrangements may be reluctant or slow to adopt our approach that may replace, limit or compete with their existing systems. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it will be extremely difficult to convince them to relocate to our IBX hubs.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX hub, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX hubs will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the IBX hub’s operating reliability and security and our ability to effectively market our services. In addition, some of our customers are and will continue to be Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX hubs. This may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Increases in property taxes could adversely affect our business, financial condition and results of operations.

Our IBX hubs are subject to state and local real property taxes. The state and local real property taxes on our IBX hubs may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our business, financial condition and operating results could be adversely affected.

Our products and services have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

A customer’s decision to license cabinet space in one of our IBX hubs and to purchase additional services typically involves a significant commitment of resources and will be influenced by, among other things, the customer’s confidence in our financial strength. In addition, some customers will be reluctant to commit to locating in our IBX hubs until they are confident that the IBX hub has adequate carrier connections. As a result, we have a long sales cycle. Delays due to the length our sales cycle may materially adversely affect our business, financial condition and results of operations.

We are subject to securities class action litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. In July 2003, a special litigation committee of our board of directors agreed to participate in a settlement with the plaintiffs. The settlement agreement is subject to court approval and sufficient participation by defendants in similar actions. If the proposed settlement is not approved by the court or a sufficient number of defendants do not participate in the settlement, the defense of this litigation may increase our expenses and divert management’s attention and resources. An adverse outcome in this litigation could seriously harm our business and results of operations. In addition, we may, in the future, be subject to other securities class action or similar litigation.

Risks Related to Our Industry

If the economy does not improve and the use of the Internet and electronic business does not grow, our revenues may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure, especially in Asia-Pacific. As a result, we cannot be certain that a viable market for our IBX hubs will materialize. If the market for our IBX hubs grows more slowly than we currently anticipate, our revenues will not grow as expected and our operating results will suffer.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which we now operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services, and taxation, apply to the Internet and to related services such as ours. We have limited experience with such international regulatory issues and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers. The compliance with, adoption or modification of, laws or regulations relating to the Internet, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operation.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions internationally. These effects may, in turn, increase our costs due to the need to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX hubs.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act, including statements regarding Equinix’s financial outlook, competitive position, business strategies, expectations, beliefs, intentions or other strategies regarding the future. All forward-looking statements included in this document are based on information available to Equinix on the date hereof, and Equinix assumes no obligation to update any such forward-looking statements. Equinix’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

USE OF PROCEEDS

All net proceeds from the sale of Equinix common stock will go to the stockholders that offer and sell their shares. Accordingly, Equinix will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information, as of February 29, 2004, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution.”

On June 5, 2003, Equinix sold Series A-2 convertible secured notes to the selling stockholders. The shares being offered by the selling stockholders were acquired from Equinix by the selling stockholders upon conversion of the Series A-2 convertible secured notes into shares of our common stock. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act.

Equinix has filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. Equinix has agreed to use its best efforts to keep such registration statement effective until the earlier of such time as (i) 180 days have elapsed since this registration statement was declared effective or (ii) all of the registered shares have been sold.

Some of the selling stockholders listed below may distribute their respective shares to their general or limited partners. Any shares so distributed may be offered hereunder by the general or limited partners of the distributing selling stockholders. Each general or limited partner distribute will be deemed to be a selling stockholder for purposes of this prospectus with respect to the distributed shares.

The Shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

Name and Address of Selling Stockholders***	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
	Number of Shares		Percent		Number of Shares	Percent
Crosslink Ventures IV, L.P.(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	368,000	(2)	2.32%	368,000	0	—
Crosslink Omega Ventures IV GmbH & Co. KG(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	16,100	(2)	*	16,100	0	—
Offshore Crosslink Omega Ventures IV(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	130,401	(2)	*	130,401	0	—
Omega Bayview IV(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	27,798	(3)	*	13,898	13,900	*
Crosslink Crossover Fund III. L.P. (1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	1,026,600	(4)	6.21%	855,500	171,100	1.09%

Name and Address of Selling Stockholders***	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
	Number of Shares		Percent		Number of Shares	Percent
Offshore Crosslink Crossover Fund III(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	196,500	(5)	1.25%	163,750	32,750	*
Gary Hromadko(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	150,000	(6)	*	125,000	25,000	*
1993 GF Partnership, L.P.	5,951	(7)	*	5,951	0	—
American Family Mutual Insurance Co.	35,009	(7)	*	35,009	0	—
David Anderson	2,626	(7)	*	2,626	0	—
Jeffery Anderson	2,626	(7)	*	2,626	0	—
John R. Anderson IRA	3,501	(7)	*	3,501	0	—
Kristin Anderson	2,626	(7)	*	2,626	0	—
Tracy Anderson	2,626	(7)	*	2,626	0	—
Athlon Venture Fund I	14,003	(7)	*	14,003	0	—
Beehive Investors II, LLC	7,002	(7)	*	7,002	0	—
Blatt Funk Living Trust	175	(7)	*	175	0	—
Briggs & Stratton	52,513	(7)	*	52,513	0	—
City National Corporation	3,501	(7)	*	3,501	0	—
Cornerstone Ventures	875	(7)	*	875	0	—
Couric Family Living Trust dtd 2-12-03	10,503	(7)	*	10,503	0	—
Downey Toy Company (Omega IV)	1,400	(7)	*	1,400	0	—
Steven & Debra Elefant Trust	350	(7)	*	350	0	—
James Feuille	3,501	(7)	*	3,501	0	—
Kimberly Fox	350	(7)	*	350	0	—
GE Capital	17,504	(7)	*	17,504	0	—
Getz Family Trust	10,503	(7)	*	10,503	0	—
Glenbrook Partners, LP	10,503	(7)	*	10,503	0	—
GS PEP 1999 Manager Fund	935	(7)	*	935	0	—
GS PEP Technology Fund 2000	29,443	(7)	*	29,443	0	—
GS PEP Technology Fund Offshore	11,619	(7)	*	11,619	0	—
Gutierrez Anderson Community Trust UDT dated June 18, 2001	3,501	(7)	*	3,501	0	—
Barry Hon	3,501	(7)	*	3,501	0	—
Horizons Trading	17,504	(7)	*	17,504	0	—
Adam Kablanian	7,002	(7)	*	7,002	0	—
Key Capital	35,009	(7)	*	35,009	0	—
Lakeside Family I, LLC	3,501	(7)	*	3,501	0	—
Merit Venture Fund IV, LP	7,002	(7)	*	7,002	0	—
Northrop Grumman	122,528	(7)	*	122,528	0	—
Penny Hardaway Investments LLC	3,501	(7)	*	3,501	0	—
Permal Private Equity Holdings 2000, LP	8,752	(7)	*	8,752	0	—
Wayne L. Prim Foundation	1,750	(7)	*	1,750	0	—
William M. Schwartz	175	(7)	*	175	0	—
Sentry Insurance	35,009	(7)	*	35,009	0	—
Shah 1996 Trust	7,002	(7)	*	7,002	0	—
Shea Ventures, LLC	21,005	(7)	*	21,005	0	—
Grant Shoemaker, LLC	875	(7)	*	875	0	—

Name and Address of Selling Stockholders***	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
	Number of Shares		Percent		Number of Shares	Percent
Shubat Family Revocable Trust	3,501	(7)	*	3,501	0	—
Stone Street PEP Technology Fund 2000	10,517	(7)	*	10,517	0	—
Stoneridge Investments LP	14,003	(7)	*	14,003	0	—
Joseph Sullivan	525	(7)	*	525	0	—
Tullius Investors II, LLC	3,501	(7)	*	3,501	0	—
Peter Vidmar	1,050	(7)	*	1,050	0	—
Frank Wilhelme Trust	88	(7)	*	88	0	—
Windsmog Partners LLC	7,002	(7)	*	7,002	0	—
Woodside Investments, LP	3,501	(7)	*	3,501	0	—
Alton Wright	1,050	(7)	*	1,050	0	—
BVT-CAM Private Equity Global Fund GmbH & Co. KG	2,901	(8)	*	2,901	0	—
CAM ZWEI Private Equity GmbH & Co. KG	11,604	(8)	*	11,604	0	—
Hasso Plattner	9,645	(8)	*	9,645	0	—
Atwill Holdings, Ltd.	27,890	(9)	*	27,890	0	—
HFI Private Equity, Ltd.	37,186	(9)	*	37,186	0	—
IDF Investment Foundation	9,297	(9)	*	9,297	0	—
Industrial Bank of Kuwait	11,156	(9)	*	11,156	0	—
JAFCO America Ventures	3,719	(9)	*	3,719	0	—
JAFCO Co., Ltd.	7,437	(9)	*	7,437	0	—
MF Custodians Ltd.	13,387	(9)	*	13,387	0	—
Mizuho Bank	55,778	(9)	*	55,778	0	—
Mizuho Capital Company	7,437	(9)	*	7,437	0	—
Tokio Marine and Fire	18,593	(9)	*	18,593	0	—
WHC, Inc.	3,719	(9)	*	3,719	0	—
Tom Bliska	523	(10)	*	523	0	—
Tucker Brockhoff	523	(10)	*	523	0	—
Jason Duckworth	314	(10)	*	314	0	—
Dan Dunn	262	(10)	*	262	0	—
Dave Epstein	1,047	(10)	*	1,047	0	—
Gerri Grossmann	401	(10)	*	401	0	—
Vladimir Jacimovic	1,597	(10)	*	1,597	0	—
Chris Kaegi	236	(10)	*	236	0	—
Sy Kaufman	8,706	(10)	*	8,706	0	—
Neil J. Koren	523	(10)	*	523	0	—
Colleen Lindgren	523	(10)	*	523	0	—
Dorothy Lipton	52	(10)	*	52	0	—
Bruce A. MacNaughton, Jr.	262	(10)	*	262	0	—
David L. Mahoney	523	(10)	*	523	0	—
Bill Nolan	1,708	(10)	*	1,708	0	—
Nancy Payne	393	(10)	*	393	0	—
Matt Pedley	79	(10)	*	79	0	—
Jason Sanders	592	(10)	*	592	0	—
Michael Stark	36,422	(10)	*	36,422	0	—
Sonia Survanshi	262	(10)	*	262	0	—
Barbara Thomas	131	(10)	*	131	0	—
University of Michigan	523	(10)	*	523	0	—
TOTAL	2,742,750		—	2,500,000	242,750	—

*	Less than 1%.
**	Assumes sale of all the shares offered; however, the selling stockholders may or may not sell all or any of the offered shares.
***	Includes limited partners, donees and pledgees selling shares that are received from a named selling stockholder.
(1)	In connection with Crosslink’s purchase of our Series A-2 convertible secured notes, we amended our bylaws to provide that a representative of Crosslink would be nominated to serve as one of our directors. Pursuant to that amendment, Mr. Hromadko became a member of our board and serves as that representative.
(2)	These shares of common stock were issued upon conversion of a Series A-2 convertible secured note.
(3)	Includes 13,900 shares of common stock received upon the exercise of a common stock warrant, and 69,500 shares of common stock that were issued upon conversion of a Series A-2 convertible secured note. The shares received upon exercise of a common stock warrant are registered on our Registration Statement on Form S-3 filed with the SEC on September 12, 2003.
(4)	Includes 171,100 shares of common stock received upon the exercise of a common stock warrant, and 855,500 shares of common stock that were issued upon conversion of a Series A-2 convertible secured note. The shares received upon exercise of a common stock warrant are registered on our Registration Statement on Form S-3 filed with the SEC on September 12, 2003.
(5)	Includes 32,750 shares of common stock received upon the exercise of a common stock warrant, and 163,750 shares of common stock that were issued upon conversion of a Series A-2 convertible secured note. The shares received upon exercise of a common stock warrant are registered on our Registration Statement on Form S-3 filed with the SEC on September 12, 2003.
(6)	Includes 25,000 shares of common stock received upon the exercise of a common stock warrant, and 125,000 shares of common stock that were issued upon conversion of a Series A-2 convertible secured note. The shares received upon exercise of a common stock warrant are registered on our Registration Statement on Form S-3 filed with the SEC on September 12, 2003.
(7)	All shares being offered were received in a distribution from Crosslink Ventures IV, L.P.
(8)	All shares being offered were received in a distribution from Crosslink Omega Ventures IV GmbH & Co. KG.
(9)	All shares being offered were received in a distribution from Offshore Crosslink Omega Ventures IV.
(10)	All shares being offered were received in a distribution from Omega Bayview IV.

PLAN OF DISTRIBUTION

The term “selling stockholders,” as used in this prospectus, includes limited partners, donees and pledgees selling shares that are received from a named selling stockholder.

The shares covered by this prospectus may be sold by the selling stockholders or their transferees, distributes, pledges, donees or other successors in interest at various times in one or more of the following transactions:

•	In the over-the-counter market;

•	On the Nasdaq National Market;

•	In privately negotiated transactions; or

•	In a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for Equinix by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 5, 2004.

2.	A description of Equinix common stock is contained in Equinix’s registration statement prospectus, filed pursuant to Rule 424(b) on August 11, 2000.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 513-7000 or by writing to us at the following address:

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Attn: Investor Relations

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

2,500,000 Shares

EQUINIX, INC.

Common Stock

May     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$9,318.79
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$7,500.00
Transfer Agent and Registrar Fees	$5,000.00
Miscellaneous	$10,000.00

Total	$41,818.79

Item 15.    Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Act”). Article VI of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and those serving at the Registrant’s request as directors, officers, employees or agents of other organizations to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to Section 1.10 of the Amended and Restated Investors’ Rights Agreement contained in Exhibit 4.9 hereto, indemnifying certain of the Company’s stockholders, including controlling stockholders, against certain liabilities.

Item 16.    Exhibits.

(a)    Exhibits

Exhibit Number	Description of Document
2.1(8)

Combination Agreement, dated as of October 2, 2002, by and among Equinix, Inc., Eagle Panther Acquisition Corp., Eagle Jaguar Acquisition Corp., i-STT Pte Ltd, STT Communications Ltd., Pihana Pacific, Inc. and Jane Dietze, as representative of the stockholders of Pihana Pacific, Inc.

3.1(10)	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.
3.2(10)	Certificate of Designation of Series A and Series A-1 Convertible Preferred Stock.
3.3(9)	Bylaws of the Registrant.
3.4(13)	Certificate of Amendment of the Bylaws of the Registrant.
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2(2)	Form of Registrant’s Common Stock certificate.
4.6(1)	Common Stock Registration Rights Agreement (See Exhibit 10.3).
4.9(1)	Amended and Restated Investors’ Rights Agreement (See Exhibit 10.6).
4.10(9)	Registration Rights Agreement (See Exhibit 10.75).
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP.
10.1(1)	Indenture, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as trustee).
10.2(1)	Warrant Agreement, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as warrant agent).
10.3(1)

Common Stock Registration Rights Agreement, dated as of December 1, 1999, by and among the Registrant, Benchmark Capital Partners II, L.P., Cisco Systems, Inc., Microsoft Corporation, ePartners, Albert M. Avery, IV and Jay S. Adelson (as investors), and the Initial Purchasers.

10.5(1)	Form of Indemnification Agreement between the Registrant and each of its officers and directors.
10.6(1)

Amended and Restated Investors’ Rights Agreement, dated as of May 8, 2000, by and between the Registrant, the Series A Purchasers, the Series B Purchasers, the Series C Purchasers and members of the Registrant’s management.

10.8(1)	The Registrant’s 1998 Stock Option Plan.
10.9(1)+	Lease Agreement with Carlyle-Core Chicago LLC, dated as of September 1, 1999.
10.10(1)+	Lease Agreement with Market Halsey Urban Renewal, LLC, dated as of May 3, 1999.
10.11(1)+	Lease Agreement with Laing Beaumeade, dated as of November 18, 1998.
10.12(1)+	Lease Agreement with Rose Ventures II, Inc., dated as of June 10, 1999.
10.13(1)+	Lease Agreement with Carrier Central LA, Inc., as successor in interest to 600 Seventh Street Associates, Inc., dated as of August 8, 1999.
10.14(1)+	First Amendment to Lease Agreement with TrizecHahn Centers, Inc. (dba TrizecHahn Beaumeade Corporate Management), dated as of October 28, 1999.
10.15(1)+	Lease Agreement with Nexcomm Asset Acquisition I, L.P., dated as of January 21, 2000.
10.16(1)+	Lease Agreement with TrizecHahn Centers, Inc. (dba TrizecHahn Beaumeade Corporate Management), dated as of December 15, 1999.
10.20(1)+	Agreement between Equinix, Inc. and WorldCom, Inc., dated November 16, 1999.
10.21(1)	Customer Agreement between Equinix, Inc. and WorldCom, Inc., dated November 16, 1999.
10.23(1)	Purchase Agreement between International Business Machines Corporation and Equinix, Inc. dated May 23, 2000.
10.24(2)	2000 Equity Incentive Plan.
10.25(2)	2000 Director Option Plan.
10.26(2)	2000 Employee Stock Purchase Plan.
10.27(2)	Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated June 21, 2000.
10.28(3)+	Lease Agreement with TrizecHahn Beaumeade Technology Center LLC, dated as of July 1, 2000.
10.29(3)+	Lease Agreement with TrizecHahn Beaumeade Technology Center LLC, dated as of May 1, 2000.

Exhibit Number	Description of Document
10.30(3)+	Lease Agreement with Carrier Central LA, Inc., as successor in interest to 600 Seventh Street Associates, Inc., dated as of August 24, 2000.
10.31(3)+	Lease Agreement with Burlington Associates III Limited Partnership, dated as of July 24, 2000.
10.42(4)+	First Amendment to Deed of Lease with TrizecHahn Beaumeade Technology Center LLC, dated as of March 22, 2001.
10.43(4)+	First Lease Amendment Agreement with Market Halsey Urban Renewal, LLC, dated as of May 23, 2001.
10.44(4)+	First Amendment to Lease with Nexcomm Asset Acquisition I, L.P., dated as of April 18, 2000.
10.45(4)+	Amendment to Lease Agreement with Burlington Realty Associates III Limited Partnership, dated as of December 18, 2000.
10.46(5)	First Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of September 26, 2001.
10.48(5)	2001 Supplemental Stock Plan.
10.53(6)	Second Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of May 20, 2002.
10.54(6)+	Amended and Restated Master Service Agreement by and between International Business Machines Corporation and Equinix, Inc., dated as of May 1, 2002.
10.56(7)+	Second Amendment to Lease Agreement with Burlington Realty Associates III Limited Partnership, dated as of October 1, 2002.
10.58(7)	Form of Severance Agreement entered into by the Company and each of the Company’s executive officers.
10.59(9)	Second Amended and Restated Credit and Guaranty Agreement, dated as of December 31, 2002.
10.60(9)

Governance Agreement by and among Equinix, Inc., STT Communications Ltd., i-STT Communications Ltd., STT Investments Pte Ltd and the Pihana Pacific stockholder named therein, dated as of December 31, 2002.

10.61(9)	Tenancy Agreement over units #06-01, #06-05, #06-06, #06-07 and #06-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.62(9)	Tenancy Agreement over units #05-05, #05-06, #05-07 and #05-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.63(9)	Tenancy Agreement over units #03-01 and #03-02 of Block 28 Ayer Rajah Crescent, Singapore 139959.
10.64(9)	Tenancy Agreement over units #05-01, #05-02, #05-03 and #05-04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.65(9)	Tenancy Agreement over units #03-05, #03-06, #03-07 and #03-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.69(9)	Lease Agreement with Downtown Properties, LLC dated April 10, 2000, as amended.
10.70(9)	Lease Agreement with Comfort Development Limited dated November 10, 2000.
10.71(9)	Lease Agreement with PacEast Telecom Corporation dated June 15, 2000, as amended.
10.72(9)	Lease Agreement Lend Lease Real Estate Investments Limited dated October 20, 2000.
10.73(9)	Lease Agreement with AIPA Properties, LLC dated November 1, 1999, as amended.
10.74(9)	Third Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of September 30, 2002.
10.75(9)	Registration Rights Agreement by and among Equinix and the Initial Purchasers, dated as of December 31, 2002.
10.76(9)	Securities Purchase Agreement by and among Equinix, the Guarantors and the Purchasers, dated as of October 2, 2002.
10.77(9)	Series A-1 Convertible Secured Note Due 2007 issued to i-STT Investments Pte Ltd on December 31, 2002.
10.78(9)	Preferred Stock Warrant issued to i-STT Investments Pte Ltd on December 31, 2002.
10.79(9)	Change in Control Warrant issued to i-STT Investments Pte Ltd on December 31, 2002.

Exhibit Number	Description of Document
10.80(13)	Series A Cash Trigger Warrant issued to i-STT Investments Pte Ltd on June 5, 2003.
10.81(13)	Series B Cash Trigger Warrant issued to i-STT Investments Pte Ltd on June 5, 2003.
10.82(9)	First Supplemental Indenture between Equinix and State Street Bank and Trust Company of California, N.A., as Trustee, dated as of December 28, 2002.
10.83(11)

Securities Purchase and Admission Agreement, dated April 29, 2003, among Equinix, certain of Equinix’s subsidiaries, i-STT Investments Pte Ltd, STT Communications Ltd and affiliates of Crosslink Capital, Inc.

10.84(12)	Sublease by and between Electronics for Imaging as Landlord and Equinix Operating Co., Inc. as Tenant dated February 12, 2003.
10.85(13)	Form of Series A-2 convertible secured note Due 2007 issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.87(13)	Form of Series A-2 Change in Control Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003
10.88(13)	Form of Series A Cash Trigger Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.89(13)	Form of Series B Cash Trigger Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.90(13)	Expatriate Agreement with Philip Koen, President and Chief Operating Officer of the Company, dated as of June 24, 2003.
10.92(14)	Renewal of Tenancy Agreements over units #06-01, #06-05/08, #05-05/08, #03-05/08 & #05-01/04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.93(15)	Amendment to Second Amended and Restated Credit and Guaranty Agreement, dated as of November 18, 2003.
10.94(15)	Fourth Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of November 21, 2003.
10.95+(15)	Sublease Agreement between Sprint Communications Company, L.P. and Equinix Operating Co., Inc. dated October 24, 2003.
10.96(15)	Tenancy Agreement over units #03-01, #03-02, #03-03, #03-04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.97(15)	Lease Agreement with JMA Robinson Redevelopment, LLC, as successor in interest to Carrier Central L.A., Inc., dated as of November 30, 2003.
16.1(1)	Letter regarding change in certifying accountant.
21.1(9)	Subsidiaries of Equinix.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

(1)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-93749).
(2)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Registration Statement in Form S-1 (Commission File No. 333-39752).
(3)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(4)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(5)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(6)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
(7)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
(8)	Incorporated herein by reference to Annex A of Equinix’s Definitive Proxy Statement filed with the Commission December 12, 2002.

(9)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(10)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2002.
(11)	Incorporated herein by reference to exhibit 10.1 in the Registrant’s filing on Form 8-K on May 1, 2003.
(12)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
(13)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(14)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
(15)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
+	Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to Equinix’s application for confidential treatment.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES - FORM S-3

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 22nd day of April, 2004.

EQUINIX, INC.

By:	/s/ PETER F. VAN CAMP
Peter F. Van Camp Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter F. Van Camp and Renee F. Lanam, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER F. VAN CAMP Peter F. Van Camp	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2004

/s/ RENEE F. LANAM Renee F. Lanam	Chief Financial Officer and Secretary (Principal Financial Officer)	April 22, 2004

/s/ KEITH D. TAYLOR Keith D. Taylor	Vice President, Finance (Principal Accounting Officer)	April 22, 2004

Lee Theng Kiat	Chairman of the Board

/s/ SCOTT KRIENS Scott Kriens	Director	April 22, 2004

/s/ ANDREW S. RACHLEFF Andrew S. Rachleff	Director	April 22, 2004

Signature	Title	Date

Michelangelo Volpi	Director

Jean F.H.P. Mandeville	Director

Steven Poy Eng	Director

/s/ GARY HROMADKO Gary Hromadko	Director	April 22, 2004

/s/ DENNIS RANEY Dennis Raney	Director	April 22, 2004

Index to Exhibits

Exhibit Number	Description of Document
2.1(8)

Combination Agreement, dated as of October 2, 2002, by and among Equinix, Inc., Eagle Panther Acquisition Corp., Eagle Jaguar Acquisition Corp., i-STT Pte Ltd, STT Communications Ltd., Pihana Pacific, Inc. and Jane Dietze, as representative of the stockholders of Pihana Pacific, Inc.

3.1(10)	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.
3.2(10)	Certificate of Designation of Series A and Series A-1 Convertible Preferred Stock.
3.3(9)	Bylaws of the Registrant.
3.4(13)	Certificate of Amendment of the Bylaws of the Registrant.
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2(2)	Form of Registrant’s Common Stock certificate.
4.6(1)	Common Stock Registration Rights Agreement (See Exhibit 10.3).
4.9(1)	Amended and Restated Investors’ Rights Agreement (See Exhibit 10.6).
4.10(9)	Registration Rights Agreement (See Exhibit 10.75).
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP.
10.1(1)	Indenture, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as trustee).
10.2(1)	Warrant Agreement, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as warrant agent).
10.3(1)

Common Stock Registration Rights Agreement, dated as of December 1, 1999, by and among the Registrant, Benchmark Capital Partners II, L.P., Cisco Systems, Inc., Microsoft Corporation, ePartners, Albert M. Avery, IV and Jay S. Adelson (as investors), and the Initial Purchasers.

10.5(1)	Form of Indemnification Agreement between the Registrant and each of its officers and directors.
10.6(1)

Amended and Restated Investors’ Rights Agreement, dated as of May 8, 2000, by and between the Registrant, the Series A Purchasers, the Series B Purchasers, the Series C Purchasers and members of the Registrant’s management.

10.8(1)	The Registrant’s 1998 Stock Option Plan.
10.9(1)+	Lease Agreement with Carlyle-Core Chicago LLC, dated as of September 1, 1999.
10.10(1)+	Lease Agreement with Market Halsey Urban Renewal, LLC, dated as of May 3, 1999.
10.11(1)+	Lease Agreement with Laing Beaumeade, dated as of November 18, 1998.
10.12(1)+	Lease Agreement with Rose Ventures II, Inc., dated as of June 10, 1999.
10.13(1)+	Lease Agreement with Carrier Central LA, Inc., as successor in interest to 600 Seventh Street Associates, Inc., dated as of August 8, 1999.
10.14(1)+	First Amendment to Lease Agreement with TrizecHahn Centers, Inc. (dba TrizecHahn Beaumeade Corporate Management), dated as of October 28, 1999.
10.15(1)+	Lease Agreement with Nexcomm Asset Acquisition I, L.P., dated as of January 21, 2000.
10.16(1)+	Lease Agreement with TrizecHahn Centers, Inc. (dba TrizecHahn Beaumeade Corporate Management), dated as of December 15, 1999.
10.20(1)+	Agreement between Equinix, Inc. and WorldCom, Inc., dated November 16, 1999.
10.21(1)	Customer Agreement between Equinix, Inc. and WorldCom, Inc., dated November 16, 1999.
10.23(1)	Purchase Agreement between International Business Machines Corporation and Equinix, Inc. dated May 23, 2000.
10.24(2)	2000 Equity Incentive Plan.
10.25(2)	2000 Director Option Plan.
10.26(2)	2000 Employee Stock Purchase Plan.
10.27(2)	Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated June 21, 2000.
10.28(3)+	Lease Agreement with TrizecHahn Beaumeade Technology Center LLC, dated as of July 1, 2000.
10.29(3)+	Lease Agreement with TrizecHahn Beaumeade Technology Center LLC, dated as of May 1, 2000.
10.30(3)+	Lease Agreement with Carrier Central LA, Inc., as successor in interest to 600 Seventh Street Associates, Inc., dated as of August 24, 2000.
10.31(3)+	Lease Agreement with Burlington Associates III Limited Partnership, dated as of July 24, 2000.

Exhibit Number	Description of Document
10.42(4)+	First Amendment to Deed of Lease with TrizecHahn Beaumeade Technology Center LLC, dated as of March 22, 2001.
10.43(4)+	First Lease Amendment Agreement with Market Halsey Urban Renewal, LLC, dated as of May 23, 2001.
10.44(4)+	First Amendment to Lease with Nexcomm Asset Acquisition I, L.P., dated as of April 18, 2000.
10.45(4)+	Amendment to Lease Agreement with Burlington Realty Associates III Limited Partnership, dated as of December 18, 2000.
10.46(5)	First Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of September 26, 2001.
10.48(5)	2001 Supplemental Stock Plan.
10.53(6)	Second Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of May 20, 2002.
10.54(6)+	Amended and Restated Master Service Agreement by and between International Business Machines Corporation and Equinix, Inc., dated as of May 1, 2002.
10.56(7)+	Second Amendment to Lease Agreement with Burlington Realty Associates III Limited Partnership, dated as of October 1, 2002.
10.58(7)	Form of Severance Agreement entered into by the Company and each of the Company’s executive officers.
10.59(9)	Second Amended and Restated Credit and Guaranty Agreement, dated as of December 31, 2002.
10.60(9)

Governance Agreement by and among Equinix, Inc., STT Communications Ltd., i-STT Communications Ltd., STT Investments Pte Ltd and the Pihana Pacific stockholder named therein, dated as of December 31, 2002.

10.61(9)	Tenancy Agreement over units #06-01, #06-05, #06-06, #06-07 and #06-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.62(9)	Tenancy Agreement over units #05-05, #05-06, #05-07 and #05-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.63(9)	Tenancy Agreement over units #03-01 and #03-02 of Block 28 Ayer Rajah Crescent, Singapore 139959.
10.64(9)	Tenancy Agreement over units #05-01, #05-02, #05-03 and #05-04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.65(9)	Tenancy Agreement over units #03-05, #03-06, #03-07 and #03-08 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.69(9)	Lease Agreement with Downtown Properties, LLC dated April 10, 2000, as amended.
10.70(9)	Lease Agreement with Comfort Development Limited dated November 10, 2000.
10.71(9)	Lease Agreement with PacEast Telecom Corporation dated June 15, 2000, as amended.
10.72(9)	Lease Agreement Lend Lease Real Estate Investments Limited dated October 20, 2000.
10.73(9)	Lease Agreement with AIPA Properties, LLC dated November 1, 1999, as amended.
10.74(9)	Third Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of September 30, 2002.
10.75(9)	Registration Rights Agreement by and among Equinix and the Initial Purchasers, dated as of December 31, 2002.
10.76(9)	Securities Purchase Agreement by and among Equinix, the Guarantors and the Purchasers, dated as of October 2, 2002.
10.77(9)	Series A-1 Convertible Secured Note Due 2007 issued to i-STT Investments Pte Ltd on December 31, 2002.
10.78(9)	Preferred Stock Warrant issued to i-STT Investments Pte Ltd on December 31, 2002.
10.79(9)	Change in Control Warrant issued to i-STT Investments Pte Ltd on December 31, 2002.
10.80(13)	Series A Cash Trigger Warrant issued to i-STT Investments Pte Ltd on June 5, 2003.
10.81(13)	Series B Cash Trigger Warrant issued to i-STT Investments Pte Ltd on June 5, 2003.
10.82(9)	First Supplemental Indenture between Equinix and State Street Bank and Trust Company of California, N.A., as Trustee, dated as of December 28, 2002.

Exhibit Number	Description of Document
10.83(11)

Securities Purchase and Admission Agreement, dated April 29, 2003, among Equinix, certain of Equinix’s subsidiaries, i-STT Investments Pte Ltd, STT Communications Ltd and affiliates of Crosslink Capital, Inc.

10.84(12)	Sublease by and between Electronics for Imaging as Landlord and Equinix Operating Co., Inc. as Tenant dated February 12, 2003.
10.85(13)	Form of Series A-2 convertible secured note Due 2007 issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.87(13)	Form of Series A-2 Change in Control Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003
10.88(13)	Form of Series A Cash Trigger Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.89(13)	Form of Series B Cash Trigger Warrant issued to entities affiliated with Crosslink Capital, Inc. on June 5, 2003.
10.90(13)	Expatriate Agreement with Philip Koen, President and Chief Operating Officer of the Company, dated as of June 24, 2003.
10.92(14)	Renewal of Tenancy Agreements over units #06-01, #06-05/08, #05-05/08, #03-05/08 & #05-01/04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.93(15)	Amendment to Second Amended and Restated Credit and Guaranty Agreement, dated as of November 18, 2003.
10.94(15)	Fourth Modification to Ground Lease by and between iStar San Jose, LLC and Equinix, Inc., dated as of November 21, 2003.
10.95+(15)	Sublease Agreement between Sprint Communications Company, L.P. and Equinix Operating Co., Inc. dated October 24, 2003.
10.96(15)	Tenancy Agreement over units #03-01, #03-02, #03-03, #03-04 of Block 20 Ayer Rajah Crescent, Singapore 139964.
10.97(15)	Lease Agreement with JMA Robinson Redevelopment, LLC, as successor in interest to Carrier Central L.A., Inc., dated as of November 30, 2003.
16.1(1)	Letter regarding change in certifying accountant.
21.1(9)	Subsidiaries of Equinix.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

(1)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-93749).
(2)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Registration Statement in Form S-1 (Commission File No. 333-39752).
(3)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(4)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(5)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(6)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
(7)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
(8)	Incorporated herein by reference to Annex A of Equinix’s Definitive Proxy Statement filed with the Commission December 12, 2002.
(9)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(10)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2002.
(11)	Incorporated herein by reference to exhibit 10.1 in the Registrant’s filing on Form 8-K on May 1, 2003.

(12)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
(13)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(14)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
(15)	Incorporated herein by reference to the exhibit of the same number in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
+	Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to Equinix’s application for confidential treatment.